EXHIBIT NO. 23(h)(5)(a)(2)


                          OPERATING EXPENSES AGREEMENT

                         NEW CENTURY BALANCED PORTFOLIO

       This OPERATING EXPENSE AGREEMENT (the "Agreement") is effective as of the 8th day of April, 2003, by and between New Century Portfolios, a Massachusetts Business Trust (hereinafter called the "Trust"), on behalf of the series of the Trust listed in Appendix A hereto, as may be amended from time to time (hereinafter referred to as the "Fund") and Weston Financial Group, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts (hereinafter called the "Adviser").

                                   WITNESSETH

     WHEREAS, the Adviser is an investment adviser registered as such with the United States Securities and Exchange Commission; and

     WHEREAS, the Adviser renders investment advice and related services to each Fund pursuant to the terms and provisions of certain Investment Advisory Agreements entered into between the Trust and the Adviser on behalf of the Fund (the "Investment Advisory Agreement"); and

     WHEREAS, the Fund is responsible for the payment of certain expenses that have not been assumed by the Adviser; and

     WHEREAS, the Adviser desires to limit the Fund's Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) with respect to each respective class of shares pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Fund) desires to allow the Adviser to implement those limits;

     NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

     1. LIMIT ON OPERATING EXPENSES. The Adviser hereby agrees to limit the Fund's Operating Expenses to the respective annual rate of total Operating Expenses specified for the Fund and each respective class of shares on APPENDIX A of this Agreement by reducing, as necessary, the investment advisory fees payable to the Adviser by the Fund under an Investment Advisory Agreement and/or reimbursing other Operating Expenses of the Fund.

     2. DEFINITION. For purposes of this Agreement, the term "Operating Expenses" with respect to the Fund is defined to include all expenses necessary or appropriate for the operation of the Fund including the Adviser's investment advisory or management fee payable under the Investment Advisory Agreement and other expenses described in the



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Investment  Advisory  Agreement,  but does not  include  any  Rule  12b-1  fees, front-end or contingent deferred loads, taxes, interest, dividend expenses, brokerage commissions, expenses incurred in connection with any merger or reorganization or extraordinary expenses such as litigation.

     3. REIMBURSEMENT OF FEES AND EXPENSES. The Adviser hereby retains the right to receive reimbursement of reductions of its investment management fees and the Operating Expenses paid or reimbursed by it in accordance with Paragraph 1, above, for a period ending three years after the end of the fiscal year in which such fee or expense was waived or reimbursed, as applicable, provided that such payment to the Adviser does not cause the Fund's Operating Expenses to exceed the limit set forth on APPENDIX A.

     4. TERM. This Agreement shall become effective on the date first specified above and shall remain in effect until October 31, 2004, unless sooner terminated as provided in Paragraph 5 of this Agreement. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as continuation is approved for the Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust).

     5. TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by either the Trust or by the Board of Trustees of the Trust, on behalf of the Fund, upon sixty (60) days' written notice to the Adviser. The Adviser may decline to renew this Agreement by written notification to the Trust at least thirty (30) days before its annual expiration date.

     6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

     7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of the Agreement shall not be affected thereby.

     8. CAPTIONS. The captions in the Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction of effect.

     9. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or be inconsistent with, and federal law, relation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

     10. LIMITATION ON LIABILITY. The Declaration of Trust dated February 1, 1990, as amended from time to time, establishing the Trust, which is hereby referred to



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and a copy of  which  is on file  with  the  Secretary  of the  Commonwealth  of
Massachusetts, provides that the name New Century Portfolios means the Trustees from time to time serving (as Trustees but not personally) under the Declaration of Trust. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.



                                    NEW CENTURY PORTFOLIOS



                                    /s/ WAYNE M. GRZECKI
                                    ------------------------------
                                    Name: Wayne M. Grzecki
                                    Title:   President


                                    WESTON SECURITIES CORPORATION


                                    /s/ I. RICHARD HOROWITZ
                                    ------------------------------
                                    Name: I. Richard Horowitz
                                    Title: President




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                                                                      APPENDIX A


                                                    OPERATING
      FUND NAME                                    EXPENSE LIMIT
      ---------                                    -------------


      New Century Balanced Portfolio                   1.50%